Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES 2008 FINAL QUARTER EARNINGS

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, released unaudited financial results for the year 2008. The Company continued the growth reported for the previous quarters of this year. Total assets increased $38,156,000 or 8.8% to end the year at $472,478,000. Growth in the loan portfolio was $35,449,000 or 10.3%, ending the year at $380,207,000 in total loans. Deposits were also up during the period, growing by $17,389,000, or 4.8%, bringing total deposits to $381,989,000. Stockholders’ equity increased 11.4% during the year, with a balance of $44,468,000 at December 31, 2008.

Dimeco’s earnings for 2008 were $6,401,000. “I am pleased to report on the operating results of Dimeco, Inc. for the fourth quarter of 2008. Despite the significant economic crisis currently being experienced on the national level, our income figure is down only slightly from that of the previous year. We believe this to be a real accomplishment, especially given that last year was our company’s best year ever” stated Gary C. Beilman, president and chief executive officer.

The Company reported a return on average assets of 1.43% and a return on average equity of 15.28%. For the third year in a row, the Board of Directors approved a double-digit dividend increase, amounting to $1.32 per share in 2008, an increase of 10.9% or $.13 more than the previous year.

Credit quality remains high, as can be seen in the ratios of allowance for loan loss to total loans of 1.42%, the allowance to nonaccrual loans of 1,392.1% and net charge-offs to average loans of .26%.

Mr. Beilman continued, “During December we opened the doors of our Lake Region Office, the sixth in our branch network. Customer response to this new facility has been most gratifying. As this report is written we are beginning a month-long grand opening promotion for this new community office. In addition to traditional branch activities, our Lake Region Office is the new home for both our Trust and Investments Departments. We invite all to come visit us and thank everyone for their continued confidence in us.”

Dimeco, Inc. is the holding company of The Dime Bank, a full service financial institution serving Wayne and Pike counties in Pennsylvania and Sullivan County, New York. For more information on The Dime Bank, visit www.thedimebank.com.

Source: Dimeco, Inc. / January 21, 2009

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands)	2008	2007
December 31,
Assets
Cash and due from banks	$3,625	$6,878
Interest-bearing deposits in other banks	368	39
Federal funds sold	—	895

Total cash and cash equivalents	3,993	7,812

Investment securities available for sale	65,600	66,739

Loans (net of unearned income of $272 and $604)	380,207	344,758
Less allowance for loan losses	5,416	5,392

Net loans	374,791	339,366

Premises and equipment	10,880	6,387
Accrued interest receivable	2,050	1,966
Bank-owned life insurance	8,535	8,208
Other assets	6,629	3,844

TOTAL ASSETS	$472,478	$434,322

Liabilities
Deposits :
Noninterest-bearing	$37,626	$34,763
Interest-bearing	344,363	329,837

Total deposits	381,989	364,600

Short-term borrowings	16,671	8,210
Other borrowed funds	24,298	17,661
Accrued interest payable	1,158	1,691
Other liabilities	3,894	2,237

TOTAL LIABILITIES	428,010	394,399

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized;
1,611,828 and 1,575,300 shares issued	806	788
Capital surplus	5,516	4,978
Retained earnings	40,160	36,152
Accumulated other comprehensive income	18	37
Treasury stock, at cost (53,100 shares)	(2,032)	(2,032)

TOTAL STOCKHOLDERS’ EQUITY	44,468	39,923

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$472,478	$434,322

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share)	For the three months ended December 31,		For the year ended December 31,
	2008	2007	2008	2007
Interest Income
Interest and fees on loans	$6,090	$6,944	$25,442	$26,107
Investment securities:
Taxable	599	763	2,036	3,249
Exempt from federal income tax	173	117	608	364
Other	17	47	89	231

Total interest income	6,879	7,871	28,175	29,951

Interest Expense
Deposits	2,208	3,068	9,503	11,477
Short-term borrowings	30	69	237	349
Other borrowed funds	273	219	925	775

Total interest expense	2,511	3,356	10,665	12,601

Net Interest Income	4,368	4,515	17,510	17,350

Provision for loan losses	370	380	950	1,130

Net Interest Income After Provision for Loan Losses	3,998	4,135	16,560	16,220

Noninterest Income
Services charges on deposit accounts	415	420	1,662	1,607
Investment securities losses	—	—	(28)	—
Other income	529	526	2,130	1,910

Total noninterest income	944	946	3,764	3,517

Noninterest Expense
Salaries and employee benefits	1,688	1,587	6,396	5,962
Net occupancy and equipment expense	383	339	1,392	1,322
Other expense	829	755	3,389	2,844

Total noninterest expense	2,900	2,681	11,177	10,128

Income before income taxes	2,042	2,400	9,147	9,609
Income taxes	601	741	2,746	2,997

NET INCOME	$1,441	$1,659	$6,401	$6,612

Earnings per Share - basic	$0.93	$1.09	$4.17	$4.34

Earnings per Share - diluted	$0.91	$1.05	$4.05	$4.18

Average shares outstanding - basic	1,558,393	1,521,670	1,536,158	1,524,536
Average shares outstanding - diluted	1,585,589	1,578,026	1,580,270	1,581,134

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(amounts in thousands, except per share)
	2008		2007		% Increase (decrease)
Performance for the year ended December 31,
Interest income	$28,175		$29,951		-5.9%
Interest expense	$10,665		$12,601		-15.4%
Net interest income	$17,510		$17,350		0.9%
Net income	$6,401		$6,612		-3.2%

Shareholders’ Value (per share)
Net income - basic	$4.17		$4.34		-3.9%
Net income - diluted	$4.05		$4.18		-3.1%
Dividends	$1.32		$1.19		10.9%
Book value	$28.53		$26.23		8.8%
Market value	$38.00		$46.26		-17.9%
Market value/book value ratio	133.2%		176.4%		-24.5%
Price/earnings multiple	9.1	X	10.7	X	-15.0%
Dividend yield	3.47%		2.57%		35.0%

Financial Ratios
Return on average assets	1.43%		1.58%		-9.5%
Return on average equity	15.28%		17.54%		-12.9%
Shareholders’ equity/asset ratio	9.41%		9.19%		2.4%
Dividend payout ratio	31.65%		27.42%		15.4%
Nonperforming assets/total assets	1.81%		0.26%		596.2%
Allowance for loan loss as a % of loans	1.42%		1.56%		-9.0%
Net charge-offs/average loans	0.26%		0.06%		333.3%
Allowance for loan loss/nonaccrual loans	1392.1%		942.7%		47.7%
Allowance for loan loss/non-performing loans	86.6%		476.3%		-81.8%

Financial Position at December 31,
Assets	$472,478		$434,322		8.8%
Loans, net of unearned	$380,207		$344,758		10.3%
Deposits	$381,989		$364,600		4.8%
Stockholders’ equity	$44,468		$39,923		11.4%

January 12, 2009

Dear Shareholders:

I am pleased to report on the operating results of Dimeco, Inc. for the fourth quarter of 2008. As of December 31st net income was $6,401,000. Despite the economic crisis currently being experienced on the national level, this figure is down only slightly from that of the previous year. We believe this is a real accomplishment.

Your Company continued the growth and prosperity reported for the previous quarters of 2008. Deposits were up almost 5%, loans grew by more than 10%, and total assets increased by well over 8%. You will also note that stockholders’ equity grew by 11%. All of these successes were attained in a year that nationally saw many institutions experience great difficulty and in some cases failure.

Of significant importance to you, our stockholders, is your dividend which has increased 10.9%. This increased dividend, of and by itself, is extremely handsome. What makes this dividend even more significant is the fact that this is the third year in a row that our Board of Directors has increased the dividend by double-digit amounts.

During December we opened the doors of our Lake Region Office, the sixth in our branch network. Customer response to this new facility has been most gratifying. As this report is written we are beginning a month-long grand opening promotion for this new community office. In addition to traditional branch activities, our Lake Region Office is the new home for both our Trust and Investments Departments. We invite you to come visit us.

We thank you for your continued confidence in us. As always, questions and comments are welcome.

Sincerely,

/s/ Gary C. Beilman

Gary C. Beilman

President and Chief Executive Officer